R&D AGREEMENT

THIS R&D AGREEMENT (this “Agreement”), dated as of October 26, 2006 (the “Agreement Date”), by and among DYADIC INTERNATIONAL (USA), INC., a Florida corporation with headquarters located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477 (the “Dyadic”), and ABENGOA BIOENERGY R&D, INC., a Missouri corporation with headquarters located at 1400 Elbridge Payne Road, Suite 212, Chesterfield, Missouri (“ABRD”). Dyadic and ABRD are sometimes collectively referred to as the “Parties” and individually as a “Party.” Certain capitalized terms used herein have the meanings assigned them in Article I hereof.

RECITALS:

A. ABRD has developed and continues to develop technologies (i) pertaining to the conversion of pre-treated biomass using a proprietary technology owned by ABRD into compositions containing fermentable sugars and co-products (each a “Substrate”) and (ii) in the field of cellulosic ethanol production via enzymatic hydrolysis (collectively, “ABRD Background Technology”). Employing the ABRD Background Technology, ABRD has developed the Substrates with a commercial goal of improving their consistency independent of the identity of the biomass.

B. Dyadic has developed and continues to develop patented and other proprietary technologies pertaining to genes, gene expression, protein purification, protein characterization, enzymology, protein engineering, molecular evolution, high throughput screening, strain improvement, strain optimization and associated refinement, development, processing and manufacturing technologies (collectively, the “Dyadic Core Technologies”).

C. Dyadic is engaged in various research and development activities based on these Dyadic Core Technologies in the field of ethanol production, including but not limited to the development of (i) enzyme compositions (“Enzyme Mixtures”), (ii) related Enzyme Mixture treatment processes for the conversion of various untreated and/or pre-treated Substrates into fermentable sugars (for each Enzyme Mixture, an applicable “Processing Technology”), and (iii) related Enzyme manufacturing processes for the production of those Enzyme Mixtures (for each Enzyme Mixture, an applicable “Manufacturing Technology”), as to each, for the production of ethanol (collectively, the “CE R&D Activities”).

D. Dyadic intends to conduct a series of related and unrelated research and development programs of its own, and/or in collaboration with Third Parties (each a “Collaboration Partner”) principally, various energy/fuel companies and/or vendors to the energy/fuel industry (each an “R&D Program”). In connection with each R&D Program, Dyadic will be performing Foundational R&D which may have application to all or most of the R&D Programs, and may also perform Applications R&D for the specific Collaboration Partner with whom or for whom Dyadic is conducting that R&D Program for or in collaboration with. Dyadic intends to conduct each of its R&D Programs in a manner in which all Foundational R&D will be applied by Dyadic, as it deems necessary or appropriate, to all or any of the R&D Programs, such that for purposes of Dyadic’s dealings with its Collaboration Partners and other Third Parties, Dyadic shall be deemed to be conducting, in addition to a specific R&D Program in collaboration with or for that Collaboration Partner, a discrete master R&D program for the performance of Foundational R&D for the benefit of itself and, to the extents same is incorporated by Dyadic into products or services licensed, sold or distributed by Dyadic, for its licensees and customers (the “Master R&D Program”).

E. ABRD desires to (i) support the development of Foundational R&D and improved Enzyme Mixtures, their related Processing Technologies and their related Manufacturing Technologies, (ii) license and scale-up the use of such Enzyme Mixtures and Manufacturing Technologies, and (iii) demonstrate the value of such Enzyme Mixtures, their related Processing Technologies and their related Manufacturing Technologies, when used in pilot-scale and commercial-scale biomass hydrolysis processes using ABRD Background Technology.

F. The Parties understand that the field of cellulosic ethanol is in its early stages, and that a very substantial volume of Foundational R&D will be required to be completed before meaningful Applications R&D can reasonably be expected to yield commercial-scale Enzyme Mixtures and related Processing Technologies and Manufacturing Technologies.

G. Concurrently with the execution and delivery of this Agreement, Dyadic’s parent, Dyadic International, Inc., a Delaware corporation (“Dyadic-Parent”) and ABRD are executing and delivering to each other that certain Securities Purchase Agreement (the “SPA”), pursuant to which ABRD is making a strategic investment in Dyadic-Parent to enable Dyadic, in concert with ABRD and other Collaboration Partners, to fund Dyadic’s CE R&D Activities. Dyadic expressly acknowledges and agrees that pursuant to the provisions of Section 4.6 of the SPA, Dyadic-Parent has jointly and severally guaranteed each of Dyadic’s obligations to ABRD created by the terms and provisions of this Agreement.

H. ABRD now desires to engage Dyadic to develop for ABRD one or more Enzyme Mixtures, their related Processing Technologies and their related Manufacturing Technologies, for Substrates approved by the Steering Committee that ABRD will, within a reasonable period of time following the Closing Date, deliver to Dyadic (each an “Applicable Substrate”) for the purposes of having Dyadic develop and demonstrate a cost-effective Enzyme Mixture for each Applicable Substrate (as to each Applicable Substrate, its applicable “Custom Enzyme Mixture”), a cost-effective Processing Technology for the processing of each such Custom Enzyme Mixture (as to each Applicable Substrate, its related “Custom Processing Technology”) and a cost-effective Manufacturing Technology for the production of each such Custom Enzyme Mixture (as to each Applicable Substrate, its related “Custom Manufacturing Technology”) ready for scale-up to commercial application in ABRD Background Technology, within three (3) years following the Steering Committee’s approval of the applicable Statements of Work in respect of those Applicable Substrates (the “ABRD R&D Objective”), and to perform such Foundational R&D as Dyadic determines to be necessary or appropriate to facilitate the achievement of the ABRD R&D Objective.

I. The Parties further wish to provide for Dyadic’s grant of an option to ABRD to license the Custom Enzyme Mixture, Custom Processing Technology and the Custom Manufacturing Technology for each Applicable Substrate from Dyadic on a non-exclusive basis, with the express understanding that Dyadic shall have the right to sell each Custom Enzyme Mixture, any related Processing Technology Dyadic may develop for such Custom Enzyme Mixture and the Custom Manufacturing Technology, or to license any or all of same, to any other Dyadic Collaboration Partner, or to any other Third Party, subject to the terms of this Agreement.

AGREEMENT:

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and the foregoing Recitals, which are incorporated herein and by this reference made a part hereof, and for other good and valuable consideration the receipt and adequacy of which are hereby mutually acknowledged by Dyadic and ABRD, they hereby agree as follows:

ARTICLE I

DEFINITIONS

“AAA” has the meaning set forth in Section 10.1 hereof.

“ABRD Background Technology” has the meaning set forth in Recital A hereof.

“ABRD Facility” means any ethanol manufacturing facility owned or operated by ABRD or any Affiliate of ABRD.

“ABRD R&D Objective” has the meaning assigned that term in Recital H hereof.

“ABRD R&D Program” has the meaning set forth in Section 2.2 hereof.

“Action” has the meaning set forth in Section 8.1 hereof.

“Affiliate,” with respect to a Person, means any other Person controlling, controlled by or under common control with, such first Person.

“Annual R&D Spend Certificate” has the meaning set forth in Section 2.1 hereof.

“Applicable New Technology” has the meaning set forth in Section 4.4 hereof.

“Applicable Patent” has the meaning set forth in Section 5.2(b) hereof.

“Applicable R&D Spend” has the meaning set forth in Section 2.1 hereof.

“Applicable Royalty Rate” has the meaning set forth in Section 5.2(b) hereof.

“Applicable Substrate” has the meaning assigned that term in Recital H hereof.

“Applications R&D” means CE R&D Activities in which technology, whether Dyadic Core Technology, Dyadic Improvements, Dyadic New Technology or Jointly Developed Technology, are used or applied on a specific Substrate or untreated biomass for any customer or Collaboration Partner of Dyadic. As an example, by way of illustration: (i) ABRD is a Collaboration Partner; (ii) Dyadic may purify and characterize such number of different enzymes as it determines to be worth characterizing, which activities shall constitute Foundational R&D; (iii) when Dyadic engages in testing these different enzymes on the Applicable Substrate, those CE R&D Activities will constitute Applications R&D.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as practical; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Company to dispose of or make any change to its business, expend any material funds or incur any other material burden (except to spend the Applicable R&D Spend, as contemplated by Section 2.1 hereof).

“CE R&D Activities” has the meaning assigned that term in Recital C hereof.

“Closing Date” has the meaning assigned that term in the SPA.

“Collaboration Partner” has the meaning assigned that term in Recital D hereof.

“Commercial Rules” has the meaning set forth in Section 10.1 hereof.

“Complex Procedures” has the meaning set forth in Section 10.1 hereof.

“Confidential Information” has the meaning set forth in Section 6.1 hereof.

“Custom Enzyme Mixture” has the meaning assigned that term in Recital H hereof.

“Custom Manufacturing Technology” has the meaning assigned that term in Recital H hereof.

“Custom Processing Technology” has the meaning assigned that term in Recital H hereof.

“Demand” has the meaning set forth in Section 10.1 hereof.

“Disclosing Party” has the meaning set forth in Section 6.1 hereof.

“Dispute” has the meaning set forth in Section 10.1 hereof.

“Dyadic Core Technologies” has the meaning assigned that term in Recital B hereof.

“Dyadic-Parent” has the meaning assigned that term in Recital G hereof.

“Dyadic Improvements” has the meaning set forth in Section 4.1 hereof.

“Dyadic Technology” has the meaning assigned that term in Section 4.1 hereof.

“Enzyme Mixtures” has the meaning assigned that term in Recital C hereof.

“Foundational R&D” means all technology developed by Dyadic in connection with its conduct of its CE R&D Activities, whether related to Dyadic Core Technology, Dyadic Improvements or New Technologies, excluding technology developed in connection with the conduct of Applications R&D. As an example by way of illustration: (i) ABRD is a Collaboration Partner; (ii) Dyadic may purify and characterize such number of different enzymes as it determines to be worth characterizing, which activities shall constitute Foundational R&D; (iii) when Dyadic engages in testing these different enzymes on the Applicable Substrate, those CE R&D Activities will constitute Applications R&D.

“FTE’s” has the meaning set forth in Section 2.2 hereof.

“Governmental Official” has the meaning set forth in Section 12.3 hereof.

“Indemnified Party” has the meaning set forth in Section 4.5 and Section 8.1 hereof, as applicable.

“Indemnifying Party” has the meaning set forth in Section 4.5 and Section 8.1 hereof, as applicable.

“Interchangeable Foundational R&D” has the meaning set forth in Section 2.6(b) hereof.

“Inspection” has the meaning set forth in Section 12.5 hereof.

“Jointly Developed Technology” has the meaning set forth in Section 4.3 hereof.

“License” has the meaning set forth in Section 5.1 hereof.

“Licensed ABRD Facility” has the meaning set forth in Section 5.1 hereof.

“Licensed Enzyme Mixture” has the meaning set forth in Section 5.1(c) hereof.

“License Fee” has the meaning set forth in Section 5.2(a) hereof.

“Licensed Manufacturing Technology” has the meaning set forth in Section 5.1 hereof.

“Licensed Processing Technology” has the meaning assigned that term in Section 5.1 hereof.

“Manufacturing Technology” has the meaning assigned that term in Recital C hereof.

“Master R&D Program” has the meaning assigned that term in Recital D hereof.

“New Technology(ies)” means all Dyadic Technology which is derived from either the Master R&D Program or the ABRD R&D Program.

“New Applications Technology” means all technology which is developed by Dyadic (whether exclusively by Dyadic or whether jointly with ABRD) out of Applications R&D performed in connection with the ABRD R&D Program.

“Option Period” has the meaning set forth in Section 5.1(a).

“Other R&D Program” has the meaning set forth in Section 2.6(a) hereof.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

“Processing Technology” has the meaning assigned that term in Recital C hereof.

“Program Completion Date” has the meaning set forth in Section 9.1.

“Qualified Manufacturing Sublicense” has the meaning set forth in Section 5.1(c) hereof.

“R&D Plan” has the meaning set forth in Section 2.2 hereof.

“R&D Program” has the meaning set forth in Recital D hereof.

“R&D Spend Measurement Period” has the meaning set forth in Section 2.1 hereof.

“Receiving Party” has the meaning set forth in Section 6.1 hereof.

“Royalty” has the meaning set forth in Section 5.2(b).

“SPA” has the meaning assigned that term in Recital G hereof.

“Statement of Work” has the meaning set forth in Section 2.2 hereof.

“Steering Committee” has the meaning set forth in Section 3.1 hereof.

“Substrate” has the meaning set forth in Recital A hereof.

“Steering Committee” has the meaning set forth in Section 3.1 hereof.

“Technology Transfer Fees” has the meaning set forth in Section 5.2(c) hereof.

“Term” has the meaning set forth in Section 9.1 hereof.

“Third Party” means any Person that is not a Party (or an Affiliate of a Party) to this Agreement, including without limitation other Collaboration Partners.

ARTICLE II

ABRD R&D PROGRAM

2.1  Commitment of Dyadic to Engage in CE R&D Activities. Dyadic covenants to ABRD that over the three (3) year period commencing with the date of the Steering Committee’s approval of the first annual Statement of Work (the “R&D Spend Measurement Period”) Dyadic will spend not less than $10,000,000 on the conduct of CE R&D Activities approved by the Steering Committee (the “Applicable R&D Spend”), whether related to Dyadic’s performance of its obligations under this Agreement (both Foundational R&D and Applications R&D), or its performance of Foundational R&D (but not Applications R&D) for its own account or Foundational R&D for the benefit of itself and any other Third Parties (but not Applications R&D), including but not limited to, by way of illustration, and not in limitation: (i) the employment of scientific and non-scientific personnel to perform such activities; (ii) the engagement of consultants and other independent contractors to perform such activities for Dyadic’s benefit in whole or in part; (iii) the in-licensing of relevant technologies; and (iv) the purchase or lease of necessary equipment, materials and supplies for use in connection therewith, provided that in calculating the amount of Dyadic’s Applicable R&D Spend, each full-time equivalent scientist employed by Dyadic in the conduct of CE R&D Activities, Dyadic shall be deemed to have incurred $**** of Applicable R&D Spend for each year during the R&D Spend Measurement Period in which such scientist is so employed, pro-rated for any partial year (treating any independent contractor as an employee for purposes of the foregoing proviso), further provided that any Applicable R&D Spend made by Dyadic on or after the Agreement Date, up to a maximum of $****, shall be treated as if it were expended during the R&D Spend Measurement Period. Within one hundred twenty (120) days following the close of each calendar year beginning or ending within the R&D Spend Measurement Period, Dyadic-Parent Chief Financial Officer shall furnish ABRD with a detailed written report (the “Annual R&D Spend Certificate”) certifying the amount of the Applicable R&D Spend made by Dyadic in the year then ended and the cumulative amount of the Applicable R&D Spend made by Dyadic since the Closing Date, with a final Annual R&D Spend Certificate to be to be furnished by Dyadic to ABRD within one hundred twenty (120) days of the Program Completion Date; provided that representatives of ABRD, upon reasonable advance notice and at ABRD’s expense, shall have the right to have an independent accounting firm review the books and records of Dyadic and Dyadic-Parent upon the condition that such independent accounting firm execute and deliver to Dyadic and Dyadic-Parent a confidentiality agreement in form and substance reasonably acceptable to Dyadic-Parent’s legal counsel, to verify the accuracy of the calculations set forth in the CFO’s Annual R&D Spend Certificate, further provided that if such examination shall disclose a more than 5% negative variance between the amount of the Applicable R&D Spend for the applicable year, Dyadic shall pay all of the expenses of such independent accounting firm.

2.2  Scope of ABRD R&D Program. Dyadic shall use its good faith Best Efforts to supply the necessary scientific staff, materials, laboratories, offices and other facilities to perform the CE R&D Activities described in the R&D Plan attached hereto as Exhibit A (the “R&D Plan”) in furtherance of the ABRD R&D Objective (the “ABRD R&D Program”), including without limitation the performance of the CE R&D Activities contemplated by statements of work to be approved by the Steering Committee for CE R&D Activities to be engaged in for each calendar year falling within the Term (each a “Statement of Work”) in accordance with the provisions of Article III hereof, which shall identify with reasonable specificity: (i) the tasks and stages of the ABRD R&D Program to be completed, (ii) the cost associated therewith denominated in number of full time equivalent scientific personnel (“FTE’s”) committed per year at the rate of $**** per FTE, and (iii) the applicable achievement milestones reasonably expected to be attained with each task, stage and phase. The Parties expressly agree that the R&D Plan necessarily comprises both Foundational R&D and Applications R&D.

2.3  Funding of ABRD R&D Program. Dyadic shall be solely responsible for all costs associated with funding its performance of the ABRD R&D Program.

2.4  Commencement of ABRD R&D Program. Dyadic shall commence performance of its CE R&D Activities in connection with the ABRD R&D Program immediately following the execution and delivery of this Agreement, and shall ramp-up those CE R&D Activities over the next twelve (12) calendar months, as it reasonably determines, in consultation with ABRD in accordance with the R&D Plan.

2.5   No Assurance of Commercial Success. Dyadic covenants to ABRD that during the Term of this Agreement Dyadic will use its good faith Best Efforts to achieve the ABRD R&D Objective. However, ABRD expressly acknowledges that due to the existing inchoate state of the Dyadic Technology in the cellulosic ethanol field and the inherent risks associated with the CE R&D Activities, Dyadic can not and does not assure ABRD that the ABRD R&D Program will culminate in the successful achievement of the ABRD R&D Objective, let alone any Custom Enzyme Mixture and related Custom Manufacturing Technology that ABRD will have any commercial interest in licensing. Accordingly, ABRD hereby expressly agrees except in the instance of a material breach by Dyadic of its obligations to ABRD hereunder, Dyadic shall have no liability of any kind whatsoever to ABRD by reason of the failure of the ABRD R&D Program to successfully achieve the ABRD R&D Objective or to produce any such Custom Enzyme Mixture and\or Custom Manufacturing Technology.

2.6  Dyadic Entry into R&D and Other Agreements with Third Parties and Use of Foundational R&D Not Performed in the ABRD R&D Program.

(a)  ABRD expressly acknowledges that Dyadic is in no way whatsoever prohibited from entering into research and development agreements or other forms of collaboration or research and development agreements with Collaboration Partners and other Third Parties of any kind whatsoever, whether such agreements pertain to the Substrates derived from biomass of the kinds used by ABRD or not, or otherwise conducting any other R&D Programs (each an “Other R&D Program”), provided that in no event shall the terms of any such agreement with any other Person (i) impair Dyadic’s ability to comply fully with the terms of this Agreement, including the Dyadic’s obligation to grant to ABRD the commercial rights described in Article V hereof and (ii) require or contemplate Dyadic to breach any obligations of confidentiality to ABRD created by the provisions of Article VI hereof.

(b)  Further, ABRD expressly acknowledges that Dyadic shall be free to use Foundational R&D developed from Other R&D Programs to satisfy requirements for the performance of such Foundational R&D for the ABRD R&D Program (“Interchangeable Foundational R&D”), and to have such Interchangeable Foundation R&D performed in conjunction with one or more Other R&D Programs if Dyadic determines, in its commercially reasonable discretion, that performance of that Interchangeable Foundational R&D in any such Other R&D Program is cost-effective or otherwise commercially desirable, and that doing so materially improves the prospects for achieving the ABRD R&D Objective; provided that (i) the ABRD representatives to the Steering Committee shall first be furnished with a complete presentation of Dyadic plans in connection therewith which, from a commercial reasonableness standard, demonstrates that the use of the Interchangeable Foundational R&D from such Other R&D Program would not materially diminish Dyadic’s R&D effort being applied to the development of Custom Enzyme Mixtures, and related Custom Processing Technologies and Custom Manufacturing Technologies, for ABRD and (ii) the use of such Interchangeable Foundational R&D from any Other R&D Program will not materially impair or limit ABRD in its enjoyment of its option to license the commercial rights described in Article V, below.

(c) ABRD expressly acknowledges and agrees that certain Foundational R&D to be performed in the ABRD R&D Program may be performed by Dyadic in satisfaction of Dyadic obligations to perform the same Foundational R&D for Third Parties, whether pursuant to Other R&D Programs or not.

ARTICLE III

STEERING COMMITTEE

3.1  Formation and Duration. Within ninety (90) days following the Agreement Date, the Parties shall establish an advisory board for the purposes set forth in Section 3.2 and with a composition specified by Section 3.3 (the “Steering Committee”). Except to the extent otherwise provided by mutual written agreement of the Parties, the Steering Committee shall not disband until the expiration of the Term or the earlier termination of this Agreement.

3.2  Functions of Steering Committee. The functions of the Steering Committee shall be: (i) to approve the first annual Statement of Work submitted by Dyadic, which shall occur not more than one hundred eighty (180) days following the Agreement Date, and thereafter approve annual Statements of Work for each subsequent calendar year falling within the Term not less than thirty (30) days prior to the commencement of each such calendar year, which Statements of Work shall reflect decisions of the Steering Committee regarding research strategies, levels of effort (resources assigned) for each task listed therein, and to prioritize activities; (ii) to determine whether CE R&D Activities are Foundational R&D or Applications R&D; (iii) to determine which ABRD Substrates should become Applicable Substrates and make adjustments or modifications to each Statement of Work, as necessary to improve the prospects of achieving the ABRD R&D Objective; (iv) to monitor Dyadic’s progress in achieving the performance benchmarks fixed in each Statement of Work and provide overall guidance to Dyadic’s assigned researchers with regard thereto; (v) to monitor and control the ABRD R&D Program budget and to consider whether any proposed changes should be made to the R&D Plan and its execution; and (vi) to exchange suggestions, ideas and recommendations pertaining to the overall achievement of the ABRD R&D Objective. In addition to the voting members of the Steering Committee designated pursuant to Section 3.3, the Steering Committee may also have non-voting members nominated by one Party and approved by the other Party in its absolute discretion.

3.3  Composition. Dyadic shall designate a total of two (2) employees or officers of Dyadic to represent Dyadic, and ABRD shall designate two (2) employees or officers of ABRD or its Affiliates to represent ABRD on the Steering Committee. Only representatives designated pursuant to this Section 3.3 shall have the right to vote on the Steering Committee, provided that if any representative of a Party is unable to attend a meeting of the Steering Committee, another representative of that Party shall be entitled to attend and vote in his or her stead. The number of voting representatives may be increased upon mutual written agreement of the Parties. Each Party shall appoint or nominate its respective representatives to the Steering Committee and, from time to time, may substitute one or more of its representatives. Additional representatives or consultants of a Party may from time to time, with the consent of the other Party (with such consent not to be unreasonably withheld or delayed) attend meetings of the Steering Committee, subject to such representative’s and/or consultant’s agreement to comply with the confidentiality obligations equivalent to those set forth in Article VI and provided that such additional representatives shall have no vote. The Steering Committee may establish such working groups or sub-committees as it may choose from time to time to accomplish its purposes.

3.4  Governance. The Steering Committee shall be chaired by one of the members of the Steering Committee, who shall be a representative of Dyadic. Decisions of the Steering Committee, shall be made by unanimous vote (with each Party’s voting representatives participating in the vote collectively having one (1) vote.

3.5  Meetings. The Steering Committee shall meet not less than once every four (4) months in accordance with a schedule established by mutual written agreement of the Parties, with the location for such meetings determined by agreement of the Parties. Either Party may call for non-scheduled meetings of the Steering Committee for good cause, which shall occur at mutually agreeable times. The Steering Committee, upon mutual agreement, may meet by means of teleconference, videoconference or other similar communications equipment. No meeting may be conducted unless at least two (2) voting representatives of each Party are participating.

3.6  Records. The chair of the Steering Committee, or his/her designee, shall have responsibility for preparing minutes of each meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and decisions made by the Steering Committee. Such minutes shall be circulated on a confidential basis to all members of the Steering Committee within thirty (30) days following such meeting.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1  Dyadic Ownership of Intellectual Property. Dyadic is the sole and exclusive owner of all intellectual property rights (i) in Dyadic Core Technologies, (ii) in all improvements thereto made or contributed to in whole or in part by Dyadic outside of the ABRD R&D Program (“ Dyadic Improvements”) and (iii) except for (x) certain “Jointly Developed Technology” (as defined in Section 4.3, below) and (y) ABRD Background Technology, in all Enzyme Mixtures, Processing Technologies, Manufacturing Technologies and any other New Applications Technology developed by Dyadic in its conduct of the ABRD R&D Program and the Master R&D Program, whether alone or in collaboration with any Third Parties (“New Technologies,” and together with the Dyadic Core Technologies and the Dyadic Improvements, collectively “Dyadic Technology”) in order that Dyadic is able to freely research, develop and commercialize for manufacture, distribution, sale and/or license such Dyadic Technology or otherwise grant commercial rights to use the Dyadic Technology to Third Parties, including without limitation Collaboration Partners.

4.2   ABRD Ownership of its ABRD Background Technology. ABRD shall provide Dyadic with proprietary samples of various Applicable Substrates from time to time, as approved by the Steering Committee, and may disclose certain proprietary ABRD information pertaining to the source and composition of each such Applicable Substrate for the purpose of enabling Dyadic to perform the R&D Plan. ABRD shall remain the exclusive owner of all ABRD Background Technology, provided that to the extent that any ABRD Background Technology is incorporated into any Dyadic Technology, including but not limited to any Processing Technology, any Manufacturing Technology or any other Enzyme Mixture that Dyadic may develop, ABRD shall agree to grant to Dyadic, a license to use such ABRD Background Technology in accordance with the provisions of subsection (d) below in any manner Dyadic chooses, further provided that:

(a)  Dyadic shall obtain ABRD’s prior written approval to incorporate each ABRD Background Technology into any Dyadic Technology, provided that ABRD shall consent thereto unless to grant such consent would cause ABRD to suffer a clear and convincing material adverse affect on its business, taken as a whole;

(b)  In order to be eligible to such approval, Dyadic shall disclose in writing to ABRD each Dyadic Technology into which such ABRD Background Technology is incorporated and the method of such incorporation as promptly as practicable but in no case later than two (2) weeks after such incorporation, and Dyadic shall not enter into any agreement which restricts its ability to make any such disclosure;

(c)  in no event shall Dyadic identify or otherwise disclose to any Third Party as ABRD Background Technology any ABRD Background Technology incorporated into any Dyadic Technology, nor shall Dyadic disclose any other information in breach of its obligations of confidentiality as set forth hereunder; and

(d)  any license granted by ABRD to Dyadic under this Section 4.2 shall not be effective until the Parties have entered into a definitive license agreement granting to Dyadic a license to use, make, have made and sell products or services incorporating such ABRD Background Technology or any derivation thereof, on a world-wide, irrevocable, paid-up, non-exclusive, royalty-free, but freely transferable and freely sub-licensable basis, in consideration for Dyadic’s payment to ABRD of a one-time license fee in an amount which shall be commercially reasonable in light of the relevant circumstances, provided that if the Parties, after negotiating in good faith, are unable to agree upon the one-time license fee within a reasonable period of time following Dyadic’s request for any such license, such license fee shall be determined by binding arbitration in accordance with the provisions of Article X hereof, further provided in any event that such license fee and other terms shall be not less favorable to Dyadic then the most favorable terms offered by ABRD to any other licensee of ABRD Background Technology.

4.3  Jointly Developed Technology. Subject to the last sentence of this Section 4.3, if any technology directly or indirectly related to the CE R&D Activities, shall, under applicable U.S. patent laws, be deemed to be jointly developed by Dyadic and ABRD in connection with the completion of any facet of the ABRD R&D Program (“Jointly Developed Technology”), then:

(a) if the Jointly Developed Technology relates to either (x) Dyadic’s Core Technology, any Dyadic Improvements thereto and any New Technologies other than New Applications Technology or (y) any Enzyme Mixture and related Processing Technology and \or Manufacturing Technology developed by Dyadic, ABRD shall assign exclusive ownership thereof to Dyadic, and ABRD shall enjoy no rights therein except to the extent of a License from Dyadic on the terms set forth in Article V hereof;

(b) if the Jointly Developed Technology:

(i) relates to the ABRD Background Technology other than New Applications Technology, Dyadic shall assign exclusive ownership thereof to ABRD, provided that ABRD shall license such Jointly Developed Technology to Dyadic to use, make, have made and sell products or services incorporating such Jointly Owned Technology or any derivation thereof, on a world-wide, irrevocable, paid-up, non-exclusive, royalty-free, but freely transferable and freely sub-licensable basis, in consideration for Dyadic’s payment to ABRD of a one time license fee in an amount which shall be commercially reasonable in light of the relevant circumstances, provided that if the Parties, after negotiating in good faith, are unable to agree upon the one-time license fee within a reasonable period of time following Dyadic’s request for any such license, such license fee shall be determined by binding arbitration in accordance with the provisions of Article X hereof, further provided in any event that such license fee and other terms shall be not less favorable to Dyadic then the most favorable terms offered by ABRD to any other licensee of ABRD Background Technology;

(ii) relates to New Applications Technology, Dyadic shall assign exclusive ownership thereof to ABRD, provided that ABRD shall license such Jointly Developed Technology to Dyadic to use, make, have made and sell products or services incorporating such Jointly Owned Technology or any derivation thereof, on a world-wide, irrevocable, paid-up, non-exclusive, royalty-free, but freely transferable and freely sub-licensable basis, in consideration for Dyadic’s payment to ABRD of a ten dollar ($10.00) one-time license fee;

and

(c) if the provisions of subsections (a) and (b) do not apply, then each of Dyadic and ABRD shall enjoy identical ownership rights in that Jointly Developed Technology except that ABRD shall be allowed to use such Jointly Developed Technology for any use which does not constitute the conduct of a trade or business activity which is competitive with the enzyme development and manufacturing business in which Dyadic is engaged (or in which Dyadic can reasonably demonstrate it was then planning to engage) on the date such Jointly Developed Technology was developed.

ABRD agrees that the term “Jointly Developed Technology” also includes any new conceptions, ideas, inventions, innovations, concepts, reductions to practice, solutions to problems and other know-how or technology which directly or indirectly relates to the CE R&D Activities: (i) in the conduct of any Steering Committee review meeting, is revealed by ABRD at any such meeting or arises therefrom; or (ii) is conceived out of ABRD’s review of any confidential information furnished to ABRD by Dyadic in reports or other communications furnished or made by Dyadic in connection with its reporting to ABRD on the ABRD R&D Program.

4.4  Dyadic Disclosure of New Technologies to ABRD. To the extent that Dyadic or its Affiliates develop any New Technology during the Term of this Agreement, whether derived out of the Master R&D Program or derived out of the ABRD R&D Program, that might reasonably have commercial utility to any of the Applicable Substrates (each an “Applicable New Technology”), Dyadic covenants to ABRD that Dyadic will promptly disclose in writing to ABRD each such Applicable New Technology on a timely basis but in no case later than the next Steering Committee meeting following such development. Such disclosure of an Applicable New Technology shall include without limitation, descriptions of the nature, the perceived utility of, and the new and/or improved product and/or process aspects of that Applicable New Technology; provided that Dyadic shall not be obligated to disclose the identity of any Third Party contributing to or expressing a commercial interest in any Applicable New Technology or information owned or controlled by a Third Party in respect of which Dyadic has an obligation of confidentiality. Dyadic covenants that it will not enter into any agreement with any Third Party which restricts its ability to grant ABRD a non-exclusive license for ABRD to practice each Applicable New Technology and all Dyadic Technology or to make any such disclosure to ABRD pertaining to each such Applicable New Technology, to the extent each Applicable New Technology is owned by Dyadic or its Affiliates; except that Dyadic shall be free to grant the first license granted by Dyadic with respect to such Applicable New Technology on an exclusive basis to a Third Party for the first year of such Dyadic license to any such Third Party.

4.5  Third Party Infringement. Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates and their respective officers, directors, and employees (the “Indemnifying Party” and the “Indemnified Parties,” respectively) from any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any Third Party claims of infringement of any patent or copyright, or misappropriation of any trademark, trade secret or other intellectual property right, private right, or any other proprietary or personal interest (“Infringement Claim”), and related by circumstances to the existence of this Agreement and the Dyadic Technology, in the case of Dyadic, or the ABRD Background Technology, in the case of ABRD, provided by the Indemnifying Party to the Indemnified Party hereunder or performance under or in contemplation of this Agreement, except to the extent such Infringement Claim is due to the infringing acts and/or products of the other Party.

(a) The Indemnified Parties shall furnish the Indemnified Party with reasonable notice of such Infringement Claim and, upon the written request of the Indemnified Parties, reasonable assistance and information (at the Indemnifying Party’s expense) in the defense or settlement of such Infringement Claim. The Indemnifying Party shall have sole control of the defense and settlement negotiations. The Indemnifying Party will not make any statement in its defense that is against the interest of Indemnified Parties and will not enter into any settlement without the consent of the Indemnified Parties that requires an admission of guilt or wrong-doing on the part of any of the Indemnified Parties or a monetary payment by Indemnified Parties that is in addition to the amount Indemnifying Party is obligated to pay on Indemnified Parties’ behalf under this Section.

(b) The Indemnifying Party will have no obligation to indemnify the Indemnified Parties under this Section for Infringement Claims that result solely from: (i) the Indemnified Parties’ combination, operation or unauthorized use of the Indemnifying Party’s intellectual property or products supplied by the Indemnified Parties or others on behalf of Indemnified Parties where such product alone would not be infringing; (ii) any alteration or modification of an Indemnifying Party’s products by the Indemnified Parties not approved in writing by Indemnifying Party, if the products or intellectual property of the Indemnifying Party alone would not be infringing; (iii) the use of any product or intellectual property of the Indemnifying Party other than in accordance with its applicable specifications or documentation for such product or intellectual property where same was used in accordance with the applicable specifications or documentation would not be infringing; or (iv) Indemnifying Party’s compliance with Indemnified Parties’ designs, specifications, or instructions, where the product or intellectual property would not be infringing if it were not for such compliance.

(d) In the event of an Infringement Claim, or if the Indemnifying Party has reasons to believe its product or intellectual property may become the subject of an Infringement Claim, the Indemnifying Party will (i) procure for the Indemnified Parties the right to continue to use such product or intellectual property, as the case may be; and if such procurement is not commercially reasonable; (ii) replace or modify such product or intellectual property, or portion thereof, so it is no longer infringing; or (iii) if the Indemnifying Party, using commercially reasonable efforts, is unable to do (i) or (ii) above, refund all moneys paid to the Indemnifying Party by Indemnified Parties for such infringing product or intellectual property, less a reasonable amount for use based upon a five (5) year straight line depreciation calculation.

4.6  Restrictions on Dyadic Entry Into Agreements with Third Parties. Dyadic covenants to ABRD that Dyadic shall not enter into any agreement with any Third Party which restricts Dyadic’s ability to license any Custom Enzyme Mixture and related Custom Processing Technology and Custom Manufacturing Technology to ABRD for ABRD to practice.

ARTICLE V

ABRD COMMERCIAL RIGHTS

5.1   ABRD Commercial Rights. In respect of each Applicable Substrate, ABRD will have an option for a non-exclusive and non-transferable right (except as permitted by the provisions of Section 12.8 hereof) to one or multiple licenses (each a “License”), to the Custom Enzyme Mixture, related Custom Processing Technology and Custom Manufacturing Technology, (the “Licensed Enzyme Mixture,” and its related “Licensed Processing Technology” and “Licensed Manufacturing Technology,” respectively) developed by Dyadic for that Applicable Substrate, and on a per ABRD Facility basis for the internal consumption of ABRD and its Affiliates only (and for no other purpose) and only at the site of that licensed ABRD Facility (each a “Licensed ABRD Facility”), except as permitted by the provisions of Sections 5.1(c) and 5.1(e), below.

(a) License Option Exercise Periods: The option period within which ABRD shall have the right to one or more Licenses for each “completed” Custom Enzyme Mixture and related Custom Processing Technology and Custom Manufacturing Technology for an Applicable Substrate shall be the ninety (90) day period of time following the completion by ABRD of a verification testing period of thirty (30) days after Dyadic has delivered to ABRD for such verification testing, a completed Applicable Substrate and its related Manufacturing Technology (as to such Custom Enzyme Mixture, related Custom Processing Technology and Custom Manufacturing Technology, its applicable “Option Period”).

(b) Dyadic Technology Transfer to ABRD Facility: Incident to each License, Dyadic personnel will, promptly, but in no event more than ten (10) Business Days following the date of the execution of the license agreement evidencing the License for such Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology, provide ABRD with a complete technology transfer of the relevant Licensed Processing Technology and Licensed Manufacturing Technology and know-how to use the Licensed Enzyme Mixture and related Licensed Manufacturing Technology at the Licensed ABRD Facility.

(c) ABRD Licensed Usage: Each License will permit ABRD to use the Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology solely for the production of ethanol for the internal consumption of ABRD and its Affiliates, and only on-site at the specifically Licensed ABRD Facility. Except for “Qualified Manufacturing Sublicenses” (as defined below) and “Qualified Entire System Sublicenses” described in Section 5.1(e), each License will prohibit ABRD from selling, licensing or otherwise transferring either the Licensed Manufacturing Technology and/or Processing Technology, in whole or in part, or any of the Licensed Enzyme Mixture it produces, to any Third Party. ABRD shall have the right to grant a manufacturing sub-license of the Licensed Processing Technology and\or Manufacturing Technology for the exclusive purpose of enabling that manufacturing sub-licensee to manufacture such Licensed Enzyme Mixture solely for the internal consumption of ABRD and its Affiliates, and for no other purpose (a “Qualified Manufacturing Sublicense”), provided that no term of such sub-license shall be in any way inconsistent with ABRD’s obligations to Dyadic under ABRD’s License and ABRD shall, except in the case where the sublicensee’s principal place of business and situs of its usage of the Licensed Enzyme Mixture is located in North America or the European Union, first obtain the prior written consent of Dyadic, which consent shall not be unreasonably withheld or delayed, further provided that no such Qualified Manufacturing Sublicense shall be entered into until Dyadic shall have reviewed same and commercially reasonably satisfied itself that the terms thereof fully protect Dyadic against any prohibited use of the Licensed Enzyme Mixture and the related Licensed Processing Technology and Licensed Manufacturing Technology or the dissemination of Dyadic Technology outside the sub-licensee’s use and control.

   (d) Most Favored Nation Royalty Protection: If Dyadic offers a license of the Licensed Enzyme Mixture (but not any other Enzyme Mixture) to any licensee upon royalty terms more favorable to such licensee than the terms of the License to ABRD set forth herein, ABRD’s “Royalty” (as that term is defined in Section 5.2(b)) for the usage of that Enzyme Mixture shall, effective as of the date of such other licensing transaction, be reduced to the Royalty fixed in that other licensing transaction.

(e) Qualified Entire System Sublicenses: Notwithstanding any provision to the contrary, ABRD shall have the right to sub-license the Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology to a Third Party solely for such Third Party’s internal consumption of the Licensed Enzyme Mixture upon the following conditions: (i) such sublicense is made incident to ABRD’s license of ABRD’s ethanol production system into which Dyadic’s Licensed Processing Technology and\or Licensed Manufacturing Technology has been incorporated; (ii) except for the royalty terms and the right of such Third Party sub-licensee to use the Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology for its own internal consumption (and not to produce Licensed Enzyme Mixture for ABRD or any other Third Parties), no term of such sub-license shall be in any way inconsistent with ABRD’s obligations to Dyadic under its License; (iv) such Qualified Entire System Sublicense shall not be entered into by ABRD until Dyadic shall have reviewed same and commercially reasonably satisfied itself that the terms thereof fully protect Dyadic against any prohibited use of the Licensed Enzyme Mixture and the related Licensed Processing Technology and Licensed Manufacturing Technology or the dissemination of Dyadic Technology outside the sub-licensee’s use and control; (iii) such Third Party sub-licensee shall pay the same License Fees and Technology Transfer Fees to Dyadic as are fixed by subsections (a) and (c) of Section 5.2; (iv) ABRD shall, except in the case where the sub-licensee’s principal place of business and situs of its usage of the Licensed Enzyme Mixture is located in North America or the European Union, first obtain the prior written consent of Dyadic, which consent shall not be unreasonably withheld or delayed; and (v) ABRD shall pay to Dyadic a Royalty and License Fees on such Third Party Qualified Entire System Sublicense at the same License Fee rate and a royalty rate equal to the “Applicable Royalty Rate” fixed in Section 5.2(a) and 5.2(b), respectively.

5.2  License, Tolling and Technology Transfer Fees for Each License. As part consideration for the commercial rights granted by Dyadic to ABRD, ABRD shall pay the following amounts to Dyadic separately for each License:

(a) License Fee Per License:  ABRD shall pay to Dyadic a one-time license fee of $**** per **** gallons of ethanol capacity for the Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology for the Licensed ABRD Facility upon Dyadic’s delivery of the that Licensed Manufacturing Technology to that Licensed ABRD Facility (the “License Fee”), provided that (i) the maximum License Fee per License is $**** and (ii) not more than **** License Fee shall have to be paid in respect of a single ABRD Facility without regard to the number of Custom Enzyme Mixtures and related Custom Processing Technologies and Custom Manufacturing Technologies, licensed by ABRD for that particular ABRD Facility.

(b) Royalties Per License: ABRD shall pay to Dyadic a royalty in the amount of **** (US$****) per gallon of ethanol produced at that Licensed ABRD Facility using that Licensed Enzyme Mixture, related Licensed Processing Technology and\or Licensed Manufacturing Technology, on a quarterly basis thereafter, for a term of the greater of (x) the life of any patents included in either that Licensed Enzyme Mixture and\or its related Licensed Processing Technology and\or its related Licensed Manufacturing Technology (each an “Applicable Patent”) or (y) **** years from the date of the commencement of commercial production of that Licensed Enzyme Mixture on-site at that Licensed ABRD Facility, provided that if the last Applicable Patent shall expire prior to the ****, the royalty rate shall drop from US$**** per gallon of ethanol to US$**** per gallon of ethanol (the “Applicable Royalty Rate”), provided that commencing on ****, and on the first day of each subsequent calendar year, the Applicable Royalty Rate shall be adjusted for inflation on an annual basis, using the United States Consumers Price Index and the year **** as the reference year; and

(c) Technology Transfer Fees Per License: ABRD shall pay to Dyadic fees (calculated at **** of Dyadic’s the fully-loaded salaried cost of the deployed personnel performing the applicable transfer services) for time expended by Dyadic personnel (and reimburse all reasonable out-of-pocket expenses incurred) in completing Dyadic’s transfer of that Licensed Enzyme Mixture, related Licensed Processing Technology and related Licensed Manufacturing Technology to that Licensed ABRD Facility, and for any additional technical services furnished by Dyadic thereafter at that Licensed ABRD Facility (“Technology Transfer Fees”).

5.3  Other License Terms. Other License provisions, including without limitation, provisions governing (i) royalty accounting, (ii) rights controlled by Dyadic which, if enforced against ABRD would abrogate or abridge the rights of ABRD under the Licenses granted pursuant to this Agreement, (iii) sub-licensor liability for misuse of the Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology, (iv) confidentiality and related restrictions on sub-licensing, (v) ownership of, rights to, and license-back provisions for improvements to such Licensed Enzyme Mixture and related Licensed Processing Technology and Licensed Manufacturing Technology, (vi) indemnities and (vii) other customary license provisions, will all be negotiated by the Parties in good faith.

ARTICLE VI

CONFIDENTIALITY

6.1  Definition.“Confidential Information” means any information disclosed by one Party (the "Disclosing Party") to the other (the "Receiving Party"), whether oral, written, visual, electromagnetic, electronic or in any other form, and whether contained in memoranda, summaries, notes, analyses, compilations, studies or other documents, and whether same have been prepared by the Disclosing Party or the Receiving Party: (i) which, if in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary," or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) Days of initial disclosure; and (ii) which is (A) technical data or information, including proprietary host organisms and their strains, plasmids/vectors, DNA sequences, gene expression, fungal high throughput screening, enzymes and their applications, research and manufacturing protocols and practices, formulae, charts, analyses, reports, patent applications, trade secrets, ideas, methods, processes, know-how, computer programs, products, equipment, raw materials, designs, data sheets, schematics, configurations, specifications, techniques, drawings, and the like, whether or not relating to experimental data, projects, products, processes, research practices and the like, (B) past, present and future business, financial and commercial data or information, prices and pricing methods, marketing and customer information, financial forecasts and projections, and other data or information relating to strategies, plans, budgets, sales and the like; and (C) any other data or information delivered by the Disclosing Party to the Receiving Party or which the Receiving Party has acquired from the Disclosing Party by way of the former’s inspection or observation during visits to the research laboratory, manufacturing plan or other type of facility of the latter Party. The Parties expressly acknowledge and agree that all information of a proprietary and/or confidential nature furnished by the Disclosing Party to the Receiving Party in furtherance of the Disclosing Party’s obligations under this Agreement shall be deemed Confidential Information to which the provisions of this Article VI shall apply.

6.2  Confidential Information Exclusions. Confidential Information will exclude information that the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party's part, in the public domain; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by written records; (iii) furnished to others by the Disclosing Party without restriction on disclosure; or (iv) independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the Disclosing Party in writing of the agency's order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

6.3  Confidentiality Obligation. Except as provided in Section 6.4, for a period commencing June 10, 2006 and ending on the fifth anniversary of the expiration of the Term of the Agreement, the Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information for any purpose whatsoever other than for the purposes set forth herein, except as expressly otherwise permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to Third Parties. The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a "need to know" who are instructed and agree not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein; provided, however, in the case of Dyadic, the term "employees or contractors of a Receiving Party" shall include employees of each of those of Dyadic’s independent contractor research organizations with whom Dyadic has written agreements pursuant to which such independent contractor research organization is bound by an obligation of confidence to Dyadic that makes such independent contractor research organization liable for any breach by its employees of those confidentiality obligations to Dyadic. The Receiving Party shall have appropriate written agreements with any such employees or independent contractor research organizations sufficient to comply with the provisions of this Agreement. A Receiving Party may not alter, decompile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of the same as stated hereunder.

6.4  Permitted Disclosures of Embedded ABRD Confidential Information. The preceding to the contrary notwithstanding, Dyadic shall be entitled to disclose ABRD Confidential Information to Third Parties if the following three (3) conditions are satisfied in connection with any such disclosure: (i) such ABRD Confidential Information is not identified to any such Third Party as being or having originated from ABRD Confidential Information; (ii) such disclosure of ABRD Confidential Information occurs solely by reason of the fact that such ABRD Confidential Information is embedded or otherwise embodied in Dyadic Technology, without regard to whether such Dyadic Technology was derived from Dyadic Foundational R&D activities or Applications R&D activities performed by Dyadic (whether in the conduct of the ABRD R&D Program or the conduct of the Master R&D Program); and (iii) any Third Party to whom such disclosure of such ABRD Confidential Information is made is a party to a written confidentiality agreement with Dyadic by which such Third Party is bound to hold such disclosure in confidence.

6.5  Confidentiality of Agreement and Superceding of Prior Confidentiality Agreement.
Each Party agrees that the terms and conditions, but not the existence, of this Agreement will be treated as the other Party's Confidential Information and that no reference to the terms and conditions of this Agreement or to commercial metrics and activities pertaining thereto (but no disclosure of any intellectual property of ABRD may be made, other than to list same on disclosure schedules) may be made in any form of press release or public statement without first consulting with the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as may be required by law; (ii) to legal counsel of the Parties; (iii) in confidence, to accountants, banks, and financing sources and their advisors; (iv) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (v) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like. The Parties hereby expressly agree that the provisions of this Article VI shall supercede the terms of that certain Confidentiality Agreement dated June 10, 2006, which shall be of no further force and effect, and that this Article VI shall apply to all non-public information furnished by Dyadic to ABRD since the June 10, 2006.

6.6  No Confidential Information of Other Persons.

Each Party represents and warrants to the other that it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any other Person, unless it is expressly authorized in writing by such Person to do so.

6.7  Required Disclosure. Each Party shall be entitled to make such disclosures as shall be required by law, provided that if the Receiving Party is required to disclose the Disclosing Party's Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1  Representations and Warranties of the Parties. The Parties represent and warrant that:

(a)  it is a company duly organized, validly existing and in good standing under the laws of, in the case of Dyadic, Florida, and in the case of ABRD, Missouri;

(b)  the execution of this Agreement on its behalf has been properly authorized by all necessary corporate action;

(c)  this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;

(d)  neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound; and

(e)  there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or being contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it.

7.2  Disclaimer. Except for the foregoing warranties (and commercially reasonable warranties of Dyadic to ABRD that shall be included in the license agreement evidencing the License(s) granted by Dyadic to ABRD in accordance with the provisions of Article V hereof), THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

ARTICLE VIII

INDEMNIFICATION

8.1  In General. Subject to the provisions of Section 9.8 hereof, each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its Affiliates, and its and their employees, officers, directors, agents, distributors and licensees (each an “Indemnified Party”) against any loss, damage, expense, or cost, including reasonable attorneys’ fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an “Action”) based on (a) the Indemnifying Party’s breach of this Agreement; or (b) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors, or agents.

8.2  Procedure. If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 8.1, (a) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (b) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (c) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not be withheld or delayed unreasonably; (d) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (e) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.

ARTICLE IX

TERM AND TERMINATION

9.1  Term. The term of this Agreement (the “Term”), unless sooner terminated as below set forth, shall commence as of the Effective Date and, end upon the first to occur of: (i) the third anniversary of the date that the Steering Committee approved the initial Statement of Work; or (ii) ABRD’s receipt of Dyadic’s written notice of its full funding of the Applicable R&D Spend (the “Program Completion Date”).

9.2  Termination for Default. If either Party materially breaches this Agreement or the SPA and fails to cure the breach within thirty (30) days after receiving written notice thereof from the other Party identifying with reasonable specificity the nature of the alleged breach, the other Party may terminate this Agreement upon further written notice to the breaching Party at any time that the breach remains uncured.

9.3  Termination for Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for 60 days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.

9.4  Effect of Termination. In the event of termination of this Agreement either on or prior to the expiration of its fixed term by ABRD or Dyadic:

(a) if this Agreement was breached by Dyadic on account of its failure to achieve an aggregate cumulative Applicable R&D Spend of not less than $10,000,000.00 on or before the close of the R&D Spend Measurement, then Dyadic shall grant to ABRD the Licenses fixed in Article V for the Custom Enzyme Mixture, related Custom Processing Technology and Custom Manufacturing Technology for each Applicable Substrate on a Royalty-free basis (and free of any duty of Royalty accounting thereunder), and further, ABRD shall have the right to sublicense the Enzyme Mixture and related Custom Processing Technology and Custom Manufacturing Technology in accordance with the provisions of Sections 5.1(c) and 5.1(e), on a Royalty-free basis (and free of any duty of Royalty accounting thereunder), except that no consent shall be required of Dyadic, provided that the obligations of Dyadic to deliver such Licenses to ABRD shall be only as to such of that technology as has been developed by Dyadic up through the date of the breach, further provided that if Dyadic and ABRD are unable to agree upon the material terms of the license agreement evidencing the Licenses referred to in Section 5.3 hereof, such that the Parties are compelled to resort to arbitration pursuant to the provisions of Section 10.1, then in that event, without regard to the outcome of such arbitration proceedings, Dyadic shall (x) promptly following the execution of the final form of agreement evidencing such Licenses, reimburse ABRD for all reasonable costs (including legal fees) incurred by it in the negotiation, arbitration and resolution of the all matters surrounding such arbitration and the execution and delivery of that form agreement evidencing the Licenses, and (y) pay all of the costs of the referenced arbitration;

(b) if this Agreement is materially breached by ABRD which breach is not cured within the time period fixed by the provisions of Section 9.2 hereof, then any provision to the contrary notwithstanding, provided that ABRD shall continue to enjoy the benefit of all Licenses granted to it by Dyadic pursuant to the provisions of Article V hereof prior to the date of such breach (including all rights to grant sublicenses as therein set forth), all further rights of ABRD rights to license Custom Enzyme Mixtures and related Custom Processing Technologies and Custom Manufacturing Technologies, shall automatically terminate, Dyadic shall have no further obligation to continue to make any Applicable R&D Spend, and Dyadic shall be entitled to damages in the amount determined by arbitration pursuant to the provisions of Article X (except in the instance where the provisions of Section 10.3 shall apply, in which case such damages shall be determined by a court of competent jurisdiction); and

(c) if this Agreement is materially breached by Dyadic for any reason other than that set forth in subsection (a), above, which breach is not cured within the time period fixed by the provisions of Section 9.2 hereof, provided that Dyadic shall continue to enjoy all of the benefit of all licenses granted to it by ABRD pursuant to the provisions of Sections 4.2 and 4.3(b) hereof prior to the date of such breach (including all of the rights in respect thereof set forth therein), all further rights of Dyadic to license ABRD Background Technology under Section 4.2 and Jointly Developed Technology under Section 4.3(b) shall automatically terminate. In addition to enjoying the commercial rights set forth in Article V hereof, ABRD shall be entitled to damages in the amount determined by arbitration pursuant to the provisions of Article X (except in the instance where the provisions of Section 10.3 shall apply, in which case such damages shall be determined by a court of competent jurisdiction).

9.5  Dyadic Breach of Covenant to Make Applicable Spend. Dyadic hereby covenants and agrees that if Dyadic breaches its covenant to ABRD to achieve an aggregate cumulative Applicable R&D Spend of not less than $10,000,000.00 on or before the close of the R&D Spend Measurement, then in that event, without regard to the consequences to the Dyadic fixed by the provisions of Section 4.6 of the SPA, ABRD shall be entitled to the remedy fixed in Section 9.4(a) hereof.

9.6  Effect of Termination; Other Remedies Available. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement as is provided in this Article IX, each Party shall have available every remedy allowed under law and equity, including but not limited to specific performance, suit for damages, and rescission.

9.7  Effectiveness of this Agreement. The effectiveness of this Agreement is conditioned upon the Closing of the purchase and sale of the “Purchased Securities” by ABRD from Dyadic pursuant to the terms of the SPA Agreement on or before the “Closing Date” fixed by the SPA (as those terms are defined therein).

9.8  Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES TO THIRD PARTIES UNDER INFRINGEMENT INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 4.5 HEREOF OR WITH RESPECT TO BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE VI HEREOF WHICH BREACH IS EITHER INTENTIONAL OR ON ACCOUNT OF AN ACT OR ACTS OF GROSS NEGLIGENCE (BUT NOT SIMPLE NEGLIGENCE)`, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER IRRESPECTIVE OF WHETHER SUCH PARTY HAD ADVANCE NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

DISPUTE RESOLUTION

10.1  Arbitration of Disputes. Other than any dispute arising in connection with the obligations of the Parties created by the provisions of Article VI hereof (pertaining to Confidential Information) or the right of a Party to enjoy the benefits of all intellectual property of which Party is the sole and exclusive owner, as to which the provisions of Section 10.3 hereof shall apply, any other dispute between the Parties not resolved within fifteen (15) days after one Party notifies the other Party that it wishes to discuss the matter (“Dispute”), shall be resolved by arbitration in New York City, New York under the Commercial Arbitration Rules (“Commercial Rules”) of the American Arbitration Association (“AAA”), including the AAA Supplementary Procedures for Large Complex Commercial Disputes (“Complex Procedures”), as such rules shall be in effect on the date of delivery of a demand for arbitration (“Demand”), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including the amount in controversy, does not justify the application of such procedures.

10.2  Arbitration Procedures. The arbitration shall be conducted in the English language before one (1) impartial arbitrator selected by mutual agreement of the Parties. If the Parties are unable to mutually agree on an impartial arbitrator within ten (10) days, a neutral arbitrator shall be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. The arbitrator’s award shall be a final and binding determination of the dispute. If awarded by the arbitrator, the prevailing Party shall be entitled to recover its reasonably attorneys’ fees and expenses, including arbitration administration fees incurred in connection with such proceeding.

10.3  Judicial Action. Notwithstanding the above, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief or specific performance that may be necessary to protect that Party’s intellectual property rights (including its Confidential Information) and tangible property or to maintain the status quo before, during or after the pendency of the arbitration proceeding. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief.

ARTICLE XI

NOTICES

11.1  Delivery of Notices. All notices sent under this Agreement shall be in writing and (a) hand delivered; (b) transmitted by legible facsimile with a copy sent concurrently by certified mail, return receipt requested; or (c) delivered by prepaid priority delivery service.

11.2  Addresses for Notices. Notices shall be sent to the Parties at the following addresses or such other addresses as the Parties subsequently may provide:

If to Dyadic:    140 Intracoastal Pointe Drive, Suite 404,
Jupiter, Florida 33477

Facsimile No.: 561-743-8333
Telephone No.: 561-743-8513
Attn: Chief Executive Officer

With a copy to: Greenberg Traurig, LLP
77 West Wacker Drive, Suite 2500
Chicago, Illinois 60601

Facsimile: 312-899-0431
Telephone: 312-476-5015
Attn: Robert I. Schwimmer, Esq.

If to ABRD:    1400 Elbridge Payne
Suite 212
Chesterfiled, MO 63017
Attention: Gerson Santos

Telephone: (636) 728-0508
Fax:  (636) 728-1148

With a copy to: Squire, Sanders & Dempsey L.L.P
127 Public Square, Suite 4900
Cleveland, Ohio 44114
Telephone: 216-479-8552
Facsimile: 216-479-8780
Attn: Laura D. Nemeth

ARTICLE XII

MISCELLANEOUS

12.1  No Authority to Bind Parties. Neither Party shall have the authority and shall not purport to have the authority to enter into any contracts or make any representations or warranties on behalf of the other Party or its Affiliates or otherwise to bind or obligate the other Party or its Affiliates in any manner whatsoever.

12.2  Relationship Between Parties. Dyadic and ABRD are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee, or fiduciaries of each other. Neither this Agreement nor the relationship between the Parties shall be considered in any way to deem ABRD a franchisee of Dyadic for any purpose whatsoever. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.

12.3  Foreign Corrupt Practices Act and Anti-Bribery Provisions.

(a)  During the Term of this Agreement, the Parties will not, and shall cause their Affiliates to not, make or provide any payments or gifts or any offers or promises of any kind, directly or indirectly, to any official of any government or to any official of any agency or instrumentality of any government, or to any political party or to any candidate for political office (the foregoing individually and collectively referred to as “Government Official”). If on the date hereof or at any time during the term of this Agreement any Governmental Official or an active member of the armed services of any government (a) owns an interest in that certain Party or its Affiliate, (b) has any legal or beneficial interest in this Agreement or in payments to be received by that certain Party or its Affiliate in connection with the services to be provided by hereunder, or (c) is a director, officer or employee of that certain Party or its Affiliate, that certain Party will notify the other Party and will take such actions to assure that the affected person does not take any action, official or otherwise, and/or use any influence in connection with the other Party’s business.

(b)  Each Party warrants, on its behalf and on behalf of its Affiliates, that they have not and will not pay or offer, directly or indirectly, any commission or finders or referral fee to any person or entity in connection with its activities relating to this Agreement, unless it has obtained prior written agreement thereto from the other Party.

(c)  Each Party, including its Affiliates, and all of its and their directors, officers, shareholders, employees and agents, have conducted with respect to the activities contemplated in this Agreement and shall during the term of this Agreement conduct all of their activities in accordance with the U.S. Foreign Corrupt Practices Act and the substantive provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated 21 November 1997 as well as any amendments thereto.

12.4  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to its conflict of laws principles.

12.5  Recordkeeping and Inspection. During the Term and for three (3) years thereafter, or such longer period as may be required by law, the Parties shall keep and maintain reasonable records of all agreements, approvals and other activities relating to this Agreement. Without limiting the relevant terms of any License pertaining to the subject matter of this Section 12.5, Dyadic may, at its expense, during regular business hours and with reasonable prior notice, examine, review, and inspect all facilities in which Dyadic Technology is being practiced by or on behalf of ABRD and review, audit and analyze ABRD’s records relating to this Agreement (in combination, conduct an “Inspection”). ABRD may, at its expense, during regular business hours and with reasonable prior notice, conduct an Inspection of all facilities in which the ABRD R&D Program is being performed by or on behalf of Dyadic and review, audit and analyze Dyadic’s records relating to this Agreement.

12.6  Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

12.7  Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

12.8  Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

12.9  Assignment. Either Party may transfer or assign its rights and obligations under this Agreement or any License to any Affiliate or to any Person who purchases from that Party all or substantially all of the assets of the business to which this Agreement pertains (and in the case of ABRD, the ABRD Affiliate owning or operating the ABRD Facility shall have the right to pledge its License to secure funded indebtedness). No other assignment of this Agreement, or any rights or obligations thereunder may be made by either Party without the consent of the Party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.

12.10  Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

12.11  Publicity. Subject to Dyadic’s SEC reporting responsibilities (in respect of which each Party shall furnish the other reasonable advance notice to the extent practicable or not in violation of applicable securities laws), neither Party shall, without the prior written approval of the other Party, (i) advertise or otherwise publicize the existence or terms of this Agreement or any other aspect of the relationship between the Parties, or (ii) use the other Party’s or its Affiliates or any or their employees’ names or any trade name, trademark or service mark belonging to the other Party in press releases or in any form of advertising.

12.12  Amendments. This Agreement may be modified or amended only by written agreement of the Parties.

12.13  English Language. The Parties shall use the English language in all communications relating to this Agreement, and the English language version of this Agreement signed by the Parties shall control over any and all translations.

12.14  Entire Agreement. This Agreement, together with the SPA, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.

12.15  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

12.16  Survival. Article I (relating to definitions), Section 2.1 (to the extent the terms thereof provide for obligations to be performed following the expiration of the Agreement), Article IV (relating to ownership of intellectual property), Article VI (relating to Confidential Information), Section 7.2 (pertaining to warranty disclaimers), Article VIII (relating to indemnification), Sections 9.4, 9.5, 9.6 and 9.8, Article X (relating to dispute resolution), Article XI (relating to notices), Article XII (relating to miscellaneous matters) of this Agreement shall survive the expiration or termination of this Agreement in any event. Article V (relating to ABRD commercial rights) shall survive the expiration or termination of this Agreement except in the instance where this Agreement was terminated on account of ABRD’s default pursuant to the provisions of Section 9.2 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this R&D Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DYADIC INTERNATIONAL (USA), INC.

By: /s/
Name: Mark A. Emalfarb
Title: Chief Executive Officer
ABENGOA BIOENERGY R&D, INC.

By: /s/
Name: Christopher G. Standlee
Title: Vice President

EXHIBIT A1  Five (5) pages have been omitted from this Exhibit A as a result of the confidential portions omitted herefrom and filed separately with the Commission.

R&D Plan

ABRD / DIL

26 Oct 2006

Capitalized terms not expressly defined herein shall have the meanings assigned them in the R&D Agreement

1.0 R&D Objective

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2.0 Background

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3.0 Scope of Work

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4.	Resources

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5.	R&D Steering Committee
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6.	Milestones

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7. Project Budget:

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